Exhibit 99.1

4650 S.W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 400		(503) 946-4855
Portland, OR 97239
Telephone (503) 946-4800 Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS FIRST QUARTER

FISCAL 2011 EARNINGS

First Quarter Highlights (from Continuing Operations)

•	Consolidated segment operating income margin of 24.3%

•	EPS from continuing operations of $1.65 (diluted)

•	Cash generation, before pension contribution, of approximately $275 million

PORTLAND, Oregon – July 22, 2010 – Precision Castparts Corp. (NYSE:PCP) saw increasing aerospace OEM and general industrial volumes in the first quarter of fiscal 2011, countered by lost leverage due to significantly lower seamless pipe sales.

First Quarter Fiscal 2010 Financial Highlights

Precision Castparts Corp. (PCC) reported sales in the first quarter of fiscal 2011 of $1.45 billion, an increase of 5.6 percent over sales of $1.37 billion last year, driven by commercial aerospace OEM growth of approximately 15 percent and general industrial growth of approximately 50 percent. Consolidated segment operating income was $351.9 million, or 24.3 percent of sales in the first quarter of fiscal 2011, compared to $370.7 million, or 27.1 percent of sales last year. In the first quarter, net income from continuing operations (attributable to PCC) totaled $236.1 million, versus $240.8 million in the first quarter of fiscal 2010. Earnings per share from continuing operations (attributable to PCC) in the quarter were $1.65 (diluted, based on 143.4 million shares outstanding), compared to earnings per share from continuing operations (attributable to PCC) of $1.71 (diluted, based on 141.2 million shares outstanding) a year ago.

Including discontinued operations, Precision Castparts’ net income (attributable to PCC) for the first quarter of fiscal 2011 totaled $235.0 million, or $1.64 per share (diluted).

Business Highlights

Investment Cast Products: Investment Cast Products sales in the first quarter of fiscal 2011 were $486.7 million, with segment operating income of $155.1 million for the quarter, or 31.9 percent of sales, compared to sales of $485.6 million and segment operating income of $141.8 million, or 29.2 percent of sales in the same quarter a year ago. Contractual material pass-through pricing of approximately $10 million was roughly equivalent to the prior year. Sequentially, Investment Cast Products sales grew by approximately 5 percent. The segment, which was the first to be negatively impacted by the aerospace OEM destocking starting six quarters ago, gained traction on increasing volumes as anticipated, resulting in strong leverage during the quarter, improving operating margins by 0.8 percentage points over the fourth quarter of fiscal 2010. That performance is expected to continue through the balance of fiscal 2011, as increasing aerospace OEM demand is driven across lower cost structures throughout the segment’s operations. Industrial gas turbine sales were flat sequentially, as destocking continued in the segment’s European IGT customer base.

Forged Products: Forged Products sales in the first quarter of fiscal 2011 totaled $631.2 million, with segment operating income of $120.1 million, or 19.0 percent of sales, compared to sales of $539.0 million, with segment operating income of $141.2 million, or 26.2 percent of sales, a year ago. Aerospace and general industrial sales saw year-over-year growth of approximately 40 percent and 70 percent, respectively. Excluding the impact of Carlton Forge, aerospace sales grew approximately 5 percent. Partially offsetting these increases were a decline in seamless pipe sales of approximately 50 percent and a decrease of approximately $22 million related to contractual material pass-through pricing, with relatively flat selling prices of external alloy products from the segment’s three primary mills. From a sequential standpoint, this segment saw steady aerospace OEM volumes due to longer lead times required to position many of the products in the supply chain. In addition, first quarter general industrial sales improved by approximately 15 percent from the previous quarter, which helped to bolster the top line, but had a dilutive effect on earnings. However, seamless pipe sales, which make a solid contribution to segment performance, faced tremendous headwinds, declining sequentially by nearly 50 percent, similar to the year-over-year decrease. Chinese customers continue to utilize existing inventory during a transition to larger, more eco-friendly coal-fired power plants. In addition, the segment’s Houston operation was negatively impacted as it transferred seamless pipe volume to Chengde to help drive the ongoing qualification process toward achieving Wyman-Gordon quality standards. These transfers are positioning the venture to help manage the increased volumes as seamless pipe orders start to rebound, and as shipments begin to strengthen in the third quarter and continue to gain traction through the end of the fiscal year. PCC’s 49% interest in Chengde’s net income was approximately $5.6 million, with the venture only in its very early phases.

Fastener Products: Fastener Products sales totaled $328.9 million, with segment operating income of $104.2 million, or 31.7 percent of sales, in the first quarter, versus sales of $345.3 million, with segment operating income of $115.6 million, or 33.5 percent of sales, in the same quarter a year ago. Sequentially, the segment held sales relatively flat by expanding its non-core product lines to offset significant declines in its core products, as aerospace OEM and distributors reduced inventory levels to meet their requirements. By the third quarter of fiscal 2011, the segment’s core product lines are expected to start to recover, with sales accelerating on top of its expanded product portfolio. In the second half, orders are beginning to more closely align with aircraft delivery schedules, aerospace distributors should be restocking inventories, and the 787, a program that presents the segment with significant upside performance opportunity, will serve as a major growth catalyst. This recovery will help to drive improved performance within the segment, coupled with further opportunities for market share gains across its product families.

“We saw very positive signs of recovery in some of our core markets during the quarter, while directly facing a major challenge in our seamless pipe business,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Commercial aerospace OEM sales grew by approximately 15 percent year over year, as our shipments begin to sync again with actual aircraft production rates. In addition, general industrial sales showed solid growth, increasing by approximately 50 percent year over year and approximately 10 percent sequentially. As we anticipated, aerospace fastener distributor sales and schedules from European IGT customers were flat sequentially. However, we battled the massive effect of declining seamless pipe sales to China in the quarter, which had a significant negative impact on both top- and bottom- line performance in the Forged Products segment. Despite the loss of this solidly performing product line, the segment did a very credible job of upholding operating margins.

“The outlook, however, improves noticeably as we move into the second half of our fiscal year, and we are very well positioned to leverage the increased volumes,” Donegan said. “Commercial aerospace OEM schedules on the base programs are beginning to recover, and the 787 program will provide a catalyst for accelerated growth as we enter the second half of the year. Aerospace fastener distributor orders are also expected to make a second-half recovery. Order activity in China for seamless pipe has kicked back in, and delivery of these new orders, along with higher shipments to India, is slated to begin by the third quarter and show even further strength moving into the fourth quarter. The ongoing transition to larger, super-critical boilers in China will benefit the entire Forged Products segment, and we are currently laying the necessary production groundwork with Chengde, whose capacity will be essential to handle the growth. As Investment Cast Products has already demonstrated with this quarter’s performance, all this increased volume will be driven through manufacturing operations that have significantly improved their cost structures over the past year, and that have the capability to deliver strong incremental operating performance going forward.

“We continue to generate a significant amount of cash, and that should improve further as we keep our inventory levels relatively flat despite increased sales in the second half of the year,” Donegan said. “Our solid balance sheet provides us with the depth and flexibility to build an even stronger business centered around our core capabilities.”

Precision Castparts Corp. is hosting a conference call to discuss the financial results above today at 7:00 a.m. Pacific Daylight Time. The dial-in information for audio access is (888) 516.2446, Access Code: 9839479. Dial *0 for technical assistance. In order to assure the conference begins in a timely manner, please dial in five to ten minutes prior to the scheduled start time.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link: http://w.on24.com/r.htm?e=218161&s=1&k=FF4104F3EB28FD1544698E9AAD121785. Access can also be gained through Precision Castparts Corp.’s corporate website: http://www.precast.com/PCC/CorpPres.html.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, and other general industrial markets and supplies metal alloys and other materials to the casting and forging industries.

Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the impact on the Company of customer labor disputes; demand, timing and market acceptance of new commercial and military programs; the availability and cost of energy, materials, supplies, and insurance; and the cost of pension benefits and post-retirement medical benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at Globe Newswire’s website – http://www.globenewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS 1

(Unaudited; in millions, except per share data)

	Three Months Ended
	June 27, 2010	June 28, 2009
Net sales	$1,446.8	$1,369.9
Cost of goods sold	996.7	903.5
Selling and administrative expenses	98.2	95.7
Interest expense	3.4	4.4
Interest income	(0.6)	(0.8)

Income before income taxes and equity in earnings of unconsolidated affiliates	349.1	367.1
Provision for income taxes	118.4	126.2
Equity in earnings of unconsolidated affiliates	5.8	—

Net income from continuing operations	236.5	240.9
Net loss from discontinued operations	(1.1)	(0.4)

Net income	235.4	240.5
Less: Net income attributable to noncontrolling interests	(0.4)	(0.1)

Net income attributable to Precision Castparts Corp. (“PCC”) shareholders	$235.0	$240.4

Net income (loss) per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations - basic	$1.66	$1.72
Net loss per share from discontinued operations - basic	(0.01)	—

	$1.65	$1.72

Net income (loss) per common share attributable to PCC shareholders - diluted:
Net income per share from continuing operations - diluted	$1.65	$1.71
Net loss per share from discontinued operations - diluted	(0.01)	(0.01)

	$1.64	$1.70

Average common shares outstanding:
Basic	142.1	140.1
Diluted	143.4	141.2

	Three Months Ended
	June 27, 2010	June 28, 2009
Sales by Segment
Investment Cast Products	$486.7	$485.6
Forged Products	631.2	539.0
Fastener Products	328.9	345.3

Total	$1,446.8	$1,369.9

Segment Operating Income (Loss) [2]
Investment Cast Products	$155.1	$141.8
Forged Products	120.1	141.2
Fastener Products	104.2	115.6
Corporate expense	(27.5)	(27.9)

Consolidated segment operating income	351.9	370.7
Interest expense	3.4	4.4
Interest income	(0.6)	(0.8)

Income before income taxes and equity in earnings of unconsolidated affiliates	$349.1	$367.1

[1]	Reported results for the three months ended June 28, 2009 have been restated for discontinued operations.
[2]	Operating income represents earnings before interest and income taxes.

PRECISION CASTPARTS CORP.

SELECTED BALANCE SHEET AND CASH FLOW STATISTICS

(Unaudited; in millions)

	June 27, 2010	March 28, 2010
Cash and Debt Balances
Cash	$286.4	$112.4
Total Debt	$251.0	$250.0
Total Equity	$6,151.9	$5,891.7
Total Debt, as % of Total Capitalization	3.9%	4.1%

Working Capital Items[1]
Receivables, Net	$835.1	$846.6
Inventories	1,491.9	1,435.3
Accounts Payable	551.5	581.8

Total	$1,775.5	$1,700.1

	Three Months Ended
	June 27, 2010	June 28, 2009
Selected Cash Flow Items[1]
Depreciation and Amortization	$40.4	$35.7
Capital Expenditures	$23.5	$77.4

[1]	Reported results exclude discontinued operations.